Exhibit 4.2

CASTLE BIOSCIENCES, INC.

SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

July 12, 2019

TABLE OF CONTENTS

		Page

SECTION 1.	DEFINITIONS	1

1.1	Certain Definitions	1

SECTION 2.	REGISTRATION RIGHTS	5

2.1	Requested Registration	5
2.2	Company Registration	7
2.3	Registration on Form S-3	9
2.4	Expenses of Registration	9
2.5	Registration Procedures	10
2.6	Indemnification	110
2.7	Information by Holder	13
2.8	Restrictions on Transfer	13
2.9	Rule 144 Reporting	14
2.10	Market Stand-Off Agreement	15
2.11	Delay of Registration	15
2.12	Transfer or Assignment of Registration Rights	15
2.13	Limitations on Subsequent Registration Rights	15
2.14	Termination of Registration Rights	16

SECTION 3.	INFORMATION COVENANTS OF THE COMPANY	16

3.1	Basic Financial Information and Inspection Rights	16
3.2	Confidentiality	17
3.3	Termination of Covenants	17

SECTION 4.	RIGHT OF FIRST REFUSAL	17

4.1	Right of First Refusal to Significant Holders	17
4.2	Termination of Covenants	19

SECTION 5.	BOARD OF DIRECTORS AND STOCKHOLDERS MATTERS	19

5.1	Board Meetings	19
5.2	Directors and Officers Insurance	19
5.3	Matters Requiring Board Approval	19
5.4	Matters Requiring Approval by the Major Investors	20
5.5	FCPA	22
5.6	Termination of Covenants	22

SECTION 6.	EMPLOYEE MATTERS	22

6.1	Employee Proprietary Information Agreements	22
6.2	Key Person Insurance	22
6.3	Employee Stock	23
6.4	Termination of Covenants	23

SECTION 7.	MISCELLANEOUS	23

7.1	Amendment	23
7.2	Notices	23
7.3	Governing Law	24
7.4	Successors and Assigns	24
7.5	Entire Agreement	24

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TABLE OF CONTENTS

(continued)

		Page

7.6	Delays or Omissions	24
7.7	Severability	24
7.8	Titles and Subtitles	25
7.9	Counterparts	25
7.10	Telecopy Execution and Delivery	25
7.11	Further Assurances	25
7.12	Aggregation of Stock	25

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CASTLE BIOSCIENCES, INC.

SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Sixth Amended and Restated Investors’ Rights Agreement (this “Agreement”) is dated as of July 12, 2019, and is between Castle Biosciences, Inc., a Delaware corporation (the “Company”), the persons and entities listed on Exhibit A hereto (each, an “Investor” and collectively, the “Investors”), and SH Castle Biosciences, LLC (“Stonebridge-Highland” and also referred to as an “Investor” for purposes of Section 2 of this Agreement, and only a party to this Agreement for purposes of Section 2 of this Agreement and the applicable provisions in Sections 1 and 7.1 of this Agreement in connection therewith). This Agreement amends and restates that certain Fifth Amended and Restated Investors’ Rights Agreement dated July 15, 2015 (the “Prior Agreement”), by and between the Company and certain of the Investors. Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS, certain of the Investors hold shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and/or Series E Preferred Stock and possess registration rights, information rights, rights of first offer and other rights pursuant to the Prior Agreement;

WHEREAS, pursuant to Section 7.1 of the Prior Agreement, any term of the Prior Agreement may be amended or waived with the written consent of the Company and the Holders (as defined in the Prior Agreement) holding at least a majority of the Registrable Securities (as defined in the Prior Agreement) and each of the Major Investors (as defined in the Prior Agreement) (the “Required Approval”); and

WHEREAS, the undersigned, constituting the Required Approval, desire to amend and restate the Prior Agreement, waive certain rights thereunder and accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement in connection with the sale and issuance (or potential sale and issuance) of a convertible promissory note of the Company (the “Note”), warrants to purchase shares of the Company (the “Warrants”) and shares of capital stock of the Company pursuant to that certain Convertible Note Purchase Agreement, dated July 3, 2019, by and between the Company and Stonebridge-Highland (the “Note Purchase Agreement”).

AGREEMENT

NOW, THEREFORE: In consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS

1.1          Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a)              “Adjusted Equity Value” shall mean the Enterprise Value, less (1) any unpaid principal outstanding under the Company’s long-term debt (other than under the Prior Notes and the Note), plus (2) the value of the Company’s cash, plus (3) the assumed proceeds payable to the Company upon full exercise of all outstanding stock options, warrants or other rights to purchase securities of the Company, whether vested or unvested (in the case of (1), (2) and (3) above, each as of the date upon which the number of Registrable Securities is being assessed hereunder).

1.

(b)             “Certificate of Incorporation” shall mean the Company’s Seventh Amended and Restated Certificate of Incorporation, as may be amended from time to time.

(c)              “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(d)             “Common Stock” means the Common Stock of the Company.

(e)              “Conversion Stock” shall mean shares of Common Stock issued upon conversion of the Preferred Stock.

(f)              “Enterprise Value” means either (i) $200,000,000 or (ii) if, in the good faith determination of the board of directors of the Company, there is a reasonably imminent Non-Qualified IPO, Change of Control Conversion or Maturity Conversion (each as defined in the Note), the applicable gross enterprise value of the Company in respect of such transaction used to determine the Conversion Price (as defined in the Note) as determined by the Board in good faith.

(g)             “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(h)             “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement. When used herein, “Holder” shall only refer to Stonebridge-Highland when used in a section for which Stonebridge-Highland’s shares of capital stock of the Company are considered Registrable Securities, pursuant to 1.1(x) below

(i)               “Indemnified Party” shall have the meaning set forth in Section 2.6(c).

(j)               “Indemnifying Party” shall have the meaning set forth in Section 2.6(c).

(k)             “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(l)               “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than fifty percent (50%) of the outstanding Registrable Securities and, prior to a Threshold Event, each of the Major Investors.

(m)            “Liquidation Event” shall mean a Liquidation Event as defined in the Certificate of Incorporation or a Deemed Liquidation Event as defined in the Certificate of Incorporation.

(n)             “Major Investor” shall mean any of BioBrit, LLC, Industry Ventures Healthcare, LLC, MGC Venture Partners 2013, L.P. and Sofinnova HealthQuest Partners, L.P. in each case for so long as such Major Investor (or its affiliated entities (including affiliated venture capital funds)) holds at least 50,000 aggregate shares of Series F Preferred Stock, Series E-2 Preferred Stock, Series E-3 Preferred Stock and/or Series E-2A Preferred Stock (as appropriately adjusted for any stock split, dividend, combination or other recapitalization).

2.

(o)             “New Securities” shall have the meaning set forth in Section 4.1(a).

(p)             “Note Conversion Amount” shall mean a number of shares of Common Stock equal to the quotient of (1) the principal and accrued interest under the Note as of the date upon which the number of Registrable Securities is being assessed hereunder, divided by (2) the Valuation Cap Price.

(q)             “Note Shares” shall mean the quotient of (1) any unpaid principal outstanding under the Note, divided by (2) the Valuation Cap Price (which, for clarity, is an iterative calculation).

(r)              “Other Selling Stockholders” shall mean persons other than Holders who, by virtue of agreements with the Company approved by the board of directors of the Company (including each of the Preferred Directors), are entitled to include their Other Shares in certain registrations hereunder.

(s)              “Other Shares” shall mean shares of Common Stock, other than Registrable Securities (as defined below), with respect to which registration rights have been granted and approved by the board of directors of the Company (including each of the Preferred Directors).

(t)              “Preferred Director” shall have the meaning set forth in the Certificate of Incorporation.

(u)             “Preferred Stock” shall mean the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E-1 Preferred Stock, Series E-2 Preferred Stock, Series E-3 Preferred Stock, Series E-2A Preferred Stock and Series F Preferred Stock.

(v)             “Prior Note Shares” shall mean the quotient of (1) any unpaid principal outstanding under the Prior Notes, divided by (2) the product of the Valuation Cap Price, multiplied by 0.8 (which, for clarity, is an iterative calculation).

(w)            “Prior Notes” shall mean those certain convertible promissory notes, as the same may be amended from time to time, issued pursuant to that certain Note Purchase Agreement dated January 31, 2019, by and among the Company and the Investors set forth on Exhibit A thereto, as amended.

(x)             “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares, (ii) shares of Common Stock issued or issuable (directly or indirectly) to Stonebridge-Highland upon the conversion of the Note, (iii) shares of Common Stock issued or issuable (directly or indirectly) to Stonebridge-Highland upon the exercise of the Warrants, (iv) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i) through (iv) above which are registered or which were sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement. For the avoidance of doubt, if a Holder purchases shares of Common Stock in an underwritten public offering or on the open market, such shares of Common Stock shall not be Registrable Securities. For purposes of subpart (ii) above, at any time the Note remains outstanding and has not been converted in full, the number of shares of Common Stock deemed issuable thereunder shall equal the Note Conversion Amount.

(y)             The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

3.

(z)              “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(aa)           “Reporting Date” shall mean the date upon which the Company first becomes subject to the periodic reporting requirements of Section 12(g) or Section 15(d) of the Exchange Act.

(bb)          “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(b).

(cc)           “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(dd)          “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(ee)           “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(ff)            “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).

(gg)          “Series A Preferred Stock” shall mean the shares of Series A Preferred Stock of the Company.

(hh)          “Series B Preferred Stock” shall mean the shares of Series B Preferred Stock of the Company.

(ii)             “Series C Preferred Stock” shall mean the shares of Series C Preferred Stock of the Company.

(jj)             “Series D Preferred Stock” shall mean the shares of Series D Preferred Stock of the Company.

(kk)          “Series E Preferred Stock” shall mean the shares of Series E-1 Preferred Stock, the shares of Series E-2 Preferred Stock, the shares of Series E-3 Preferred Stock and the shares of Series E-2A Preferred Stock, together as a single class and not as separate series.

(ll)             “Series E-1 Preferred Stock” shall mean the shares of Series E-1 Preferred Stock of the Company.

(mm)         “Series E-2 Preferred Stock” shall mean the shares of Series E-2 Preferred Stock of the Company.

4.

(nn)          “Series E-3 Preferred Stock” shall mean the shares of Series E-3 Preferred Stock of the Company.

(oo)          “Series E-2A Preferred Stock” shall mean the shares of Series E-2A Preferred Stock of the Company.

(pp)          “Series F Preferred Stock” shall mean the shares of Series F Preferred Stock of the Company.

(qq)          “Shares” shall mean shares of Series A Preferred Stock, shares of Series B Preferred Stock, shares of Series C Preferred Stock, shares of Series D Preferred Stock, shares of Series E-1 Preferred Stock, shares of Series E-2 Preferred Stock, shares of Series E-3 Preferred Stock, shares of Series E-2A Preferred Stock and shares of Series F Preferred Stock.

(rr)            “Significant Holders” shall have the meaning set forth in Section 4.1.

(ss)          “Threshold Event” shall mean a Liquidation Event or Deemed Liquidation Event (each as defined in the Certificate of Incorporation) pursuant to which (i) the holders of Series E-1 Preferred Stock would receive at the initial closing of such Liquidation Event or Deemed Liquidation Event consideration having a value equal to at least three (3) times the Original Issue Price (as defined in the Certificate of Incorporation) of the Series E-1 Preferred Stock, (ii) the holders of Series E-2 Preferred Stock would receive at the initial closing of such Liquidation Event or Deemed Liquidation Event consideration having a value equal to at least three (3) times the Original Issue Price of the Series E-2 Preferred Stock, (iii) the holders of Series E-3 Preferred Stock would receive at the initial closing of such Liquidation Event or Deemed Liquidation Event consideration having a value equal to at least three (3) times the Original Issue Price of the Series E-3 Preferred Stock, (iv) the holders of Series E-2A Preferred Stock would receive at the initial closing of the Liquidation Event or Deemed Liquidation Event consideration having a value equal to at least three (3) times the Original Issue Price of the Series E-2A Preferred Stock, and (v) the holders of Series F Preferred Stock would receive at the initial closing of the Liquidation Event or Deemed Liquidation Event consideration having a value equal to at least three (3) times the Original Issue Price of the Series F Preferred Stock.

(tt)            “Valuation Cap Price” means the quotient of (1) the Adjusted Equity Value, divided by (2) the aggregate number of outstanding shares of Common Stock as of the date upon which the number of Registrable Securities is being assessed hereunder (assuming conversion of all securities convertible into shares of Common Stock and exercise of all outstanding options and warrants (whether vested or unvested), including the Prior Note Shares and the Note Shares), plus all shares reserved for future issuance under authorized but unissued options (which, for clarity, is an iterative calculation).

SECTION 2.

REGISTRATION RIGHTS

2.1          Requested Registration.

(a)            Request for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of by such Initiating Holders and whether the offering will be underwritten and/or on a Form S-1), the Company will:

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(i)              promptly give written notice of the proposed registration to all other Holders; and

(ii)             as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(b)           Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i)              Prior to the earlier of (A) the five (5) year anniversary of the date of this Agreement or (B) one hundred eighty (180) days following the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public;

(ii)             If the Initiating Holders, together with the holders of any Other Shares entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other securities (if any) the aggregate proceeds of which (after deduction for underwriter’s discounts and expenses related to the issuance) are less than $10,000,000;

(iii)           In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iv)           After the Company has completed two such registrations pursuant to this Section 2.1;

(v)            During the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated registration (or ending on the subsequent date on which all market stand-off agreements applicable to the offering have terminated); provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective;

(vi)           If the Initiating Holders propose to dispose of shares of Registrable Securities that may be registered on Form S-3 in an underwritten offering pursuant to a request made under Section 2.3 (in which case Section 2.3 shall apply to such registration demand);

(vii)          If the Initiating Holders do not request that such offering be firmly underwritten by underwriters selected by the Initiating Holders (subject to the reasonable consent of the Company); or

(viii)         If the Company and the Initiating Holders are unable to obtain the commitment of an underwriter as described in clause (b)(vii) above to firmly underwrite the offer.

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(c)            Deferral. If (i) in the good faith judgment of the board of directors of the Company, the filing of a registration statement covering the Registrable Securities would be materially detrimental to the Company and the board of directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the board of directors of the Company, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(v) above) the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than once in any twelve-month period.

(d)           Other Shares. The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 2.1(e), include Other Shares, and may include securities of the Company being sold for the account of the Company.

(e)           Underwriting. The right of any Holder to include all or any portion of its Registrable Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in an underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this 2 (including Section 2.10). The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Initiating Holders holding a majority of the Registrable Securities held by all Initiating Holders, which underwriters are reasonably acceptable to the Company.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities and Other Shares that may be so included shall be allocated as follows: (i) first, among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; (ii) second, to the Other Selling Stockholders; and (iii) third, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall then offer to all Holders and Other Selling Stockholders who have retained rights to include securities in the registration the right to include additional Registrable Securities or Other Shares in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders and other Selling Stockholders requesting additional inclusion, as set forth above.

2.2          Company Registration.

(a)           Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i)              promptly give written notice of the proposed registration to all Holders; and

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(ii)             use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b)           Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the Other Selling Stockholders other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion and (iii) third, to the Other Selling Stockholders requesting to include Other Shares in such registration statement based on the pro rata percentage of Other Shares held by such Other Selling Stockholders, assuming conversion. Notwithstanding the foregoing, in no event shall the amount of securities of the Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the Company’s Initial Public Offering, in which case securities of the Holders may be excluded in their entirety if the underwriters make the determination described above and no Other Selling Stockholder’s securities are included in such offering.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors pursuant to Section 2.2(b), the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion, in the manner set forth above.

(c)            Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration, and such registration will not count as a “registration” effected hereunder.

8.

2.3          Registration on Form S-3.

(a)            Request for Form S-3 Registration. After its Initial Public Offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from a Holder or Holders of Registrable Securities holding in the aggregate not less than ten percent (10%) of the outstanding Registrable Securities a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders and whether the offering will be underwritten), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and 2.1(a)(ii).

(b)           Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i)               In the circumstances described in either Sections 2.1(b)(i), 2.1(b)(iii) or 2.1(b)(v);

(ii)             If the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $l,000,000; or

(iii)             If, in a given six-month period, the Company has effected one (1) such registration in such period.

(c)            Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d)           Underwriting. If the Holders of Registrable Securities requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.1(e) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4           Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1(a); provided, however, in the event that a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 2.1, such registration shall not be treated as a counted registration for purposes of Section 2.1 hereof, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to Registrable Securities registered on behalf of the Holders shall be borne by such Holders pro rata among each other on the basis of the number of Registrable Securities so registered.

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2.5           Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each selling Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:

(a)              Prepare and file with the Commission a registration statement with respect to such Registrable Securities and cause such registration statement to become effective;

(b)              Keep such registration effective for a period ending on the earlier of the date which is one hundred twenty (120) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto; provided, however, that such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration;

(c)              Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(d)              Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(e)              Register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(f)             Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(g)             Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)             Promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such selling Holder, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)              Notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming part of such registration statement has been filed;

(j)               After such registration statement becomes effective, notify each selling Holder of any request by the Commission that the Company amend or supplement such registration statement or prospectus;

(k)             Cause all such Registrable Securities registered pursuant hereto to be listed on a national securities exchange or trading system and each securities exchange on which similar securities issued by the Company are then listed; and

(l)              In connection with any underwritten offering, enter into and perform its obligations under an underwriting agreement, in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5- 1 of the Exchange Act, unless determined otherwise by the board of directors of the Company.

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2.6           Indemnification.

(a)              To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel and accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter, and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b)             To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person controlling each other such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the gross proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c)           Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

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(d)           If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person or entity will be required under this Section 2.6(d) to contribute any amount in excess of the gross proceeds from the offering received by such person or entity, except in the case of fraud or willful misconduct by such person or entity. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who or that was not guilty of such fraudulent misrepresentation.

(e)           Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7          Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution of Registrable Securities proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 2.

2.8          Restrictions on Transfer.

(a)           The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, and:

(i)              There is then in effect a registration statement under the Securities Act covering such proposed disposition and the disposition is made in accordance with the registration statement; or

(ii)             The Holder shall have given prior written notice to the Company of the Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, the Holder shall have furnished the Company, at the Holder’s expense, with (i) an opinion of counsel reasonably satisfactory to the Company to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company.

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(b)           Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT BY AND BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES. A COPY OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE ISSUER.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(c)           The first legend referring to federal and state securities laws identified in Section 2.8(b) stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to the Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of Restricted Securities if (i) those securities are registered under the Securities Act, or (ii) the holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of those securities may be made without registration or qualification.

2.9          Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a)            Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)            File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c)            So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

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2.10        Market Stand-Off Agreement. If requested by the Company or an underwriter, each Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for such period of time as reasonably requested by the Company or such underwriter, but not to exceed one hundred eighty (180) days following the effective date of the registration statement for the Initial Public Offering of the Company’s securities filed under the Securities Act (and for such additional period, if any, requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto). The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(b) with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day (or other) period. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements. Each Holder agrees to execute a market stand-off agreement with the underwriters in the offering in customary form consistent with the provisions of this section.

2.11        Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12        Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to a transferee or assignee that is: (a) an affiliate of a Holder; (b) another Holder; (c) a Holder’s immediate family member or trust for the benefit of an individual Holder or one or more of such Holder’s immediate family members; or (d) the transferee or assignee of not less than 10,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); provided that (i) such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8 and applicable securities laws, (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10.

2.13        Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of (i) Holders holding a majority of the Registrable Securities, and (ii) both (a) the holders of a majority of the then-outstanding shares of Series E Preferred Stock and (b) each of the Major Investors, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are senior to, or pari passu with, the registration rights granted to the Holders hereunder.

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2.14        Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Sections 2.1, 2.2 or 2.3 shall terminate upon and be of no further force or effect after the earliest to occur of: (a) five (5) years after the closing of the Company’s Initial Public Offering and (b) the consummation of a Liquidation Event.

SECTION 3.

INFORMATION COVENANTS OF THE COMPANY

3.1          Basic Financial Information and Inspection Rights.

(a)           Basic Financial Information. The Company will furnish to each Holder who owns at least 10,000 Shares and/or Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied, and audited and certified by independent public accountants of recognized national or regional standing selected by the Company.

(b)           Additional Financial Information. In addition to the annual audited financial statements described in Section 3.1(a), the Company will furnish to each Holder who owns at least 50,000 Shares and/or Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like):

(i)              as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, (A) an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, (B) unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments and (C) an up-to-date table showing the Company’s capitalization;

(ii)             as soon as practicable after the end of each month, and in any event within thirty (30) days after the end of such month, (A) an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such month, and (B) unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such month, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments;

(iii)            as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a capital and operating budget for the next fiscal year; and

(iv)            such other information as may be determined by the board of directors of the Company at such times as may be determined by the board of directors of the Company.

(c)           Inspection Rights. The Company will afford to each Holder who owns at least 50,000 Shares and/or Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like), reasonable access during normal business hours and with reasonable advance notification to the Company, to the Company’s facilities, books and records and personnel. Holders may exercise their rights under this Section 3.1(c) only for purposes reasonably related to their interests under this Agreement and related agreements. The rights granted pursuant to this Section 3.1(c) may not be assigned or otherwise conveyed by the Holders or by any subsequent transferee of any such rights without the prior written consent of the Company.

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3.2          Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company. The Company shall not be required to comply with any information rights of Section 3 in respect of any Holder whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor. Each Holder acknowledges that the information received by such Holder pursuant to this Agreement may be confidential and for its use only, and agrees that it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Holder is required to disclose such information by a governmental authority; provided, however, that a Holder may disclose confidential information to any existing or prospective affiliate, partner, member, stockholder or other wholly owned subsidiary of such Holder in the ordinary course of business, provided that such Holder informs such person or entity that such information is confidential and such person or entity is obligated to maintain the confidentiality of such information.

3.3           Termination of Covenants. The covenants set forth in this Section 3 shall terminate upon and be of no further force and effect after the earliest to occur of: (a) the closing of the Company’s Initial Public Offering; (b) the consummation of a Liquidation Event or Deemed Liquidation Event; and (c) the Reporting Date.

SECTION 4.

RIGHT OF FIRST REFUSAL

4.1          Right of First Refusal to Significant Holders. The Company hereby grants to each Holder who owns at least 10,000 Shares or Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and the like) (the “Significant Holders”), the right of first refusal to purchase its pro rata share of New Securities (as defined in this Section 4.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. A Significant Holder’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Preferred Stock owned by such Significant Holder immediately prior to the issuance of New Securities (assuming full conversion or exercise of all outstanding convertible securities, rights, options and warrants for Preferred Stock held by said Significant Holder) to (b) the total number of shares of Preferred Stock outstanding immediately prior to the issuance of New Securities (assuming full conversion or exercise of all outstanding convertible securities, rights, options and warrants for Preferred Stock). Each Significant Holder shall have a right of over-allotment such that if any Significant Holder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Significant Holders may purchase the non-purchasing Significant Holder’s portion on a pro rata basis. This right of first refusal shall be subject to the following provisions:

(a)            “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include:

(i)             the Conversion Stock and the Series F Preferred Stock issued and sold pursuant to Section 2.2 of the Purchase Agreement, as amended from time to time, and the Conversion Stock to be issued and sold pursuant to that certain Second Series F Preferred Stock and Warrant Purchase Agreement dated as of January 12, 2018 (the “Second Purchase Agreement”), including any such shares issued pursuant to the exercise of Series F Warrants (as defined in the Second Purchase Agreement);

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(ii)            securities issued or issuable to officers, employees, directors, consultants, placement agents, and other service providers of the Company (or any subsidiary) pursuant to stock grants, option plans, purchase plans, warrants, agreements or other employee stock incentive programs or arrangements approved by the board of directors of the Company (including a majority of the Preferred Directors then in office);

(iii)           securities issued or issuable upon the exercise, exchange, adjustment or conversion of any convertible or exercisable securities outstanding as of this date of this Agreement;

(iv)           securities issued upon the conversion of the Note or the exercise of the Warrants pursuant to the terms of the Note Purchase Agreement;

(v)            securities issued or issuable upon the Second Closing (as defined in the Note Purchase Agreement);

(vi)           securities issued or issuable as a dividend or distribution on Preferred Stock of the Company or pursuant to any event for which adjustment is made pursuant to paragraph 3.4(e), 3.4(f) or 3.4(g) of the Certificate of Incorporation;

(vii)          securities offered or issued pursuant to a bona fide, firm commitment underwritten public offering pursuant to a registration statement filed under the Securities Act;

(viii)        securities issued or issuable pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the board of directors of the Company (including a majority of the Preferred Directors then in office);

(ix)            securities issued or issuable to banks, equipment lessors or other financial institutions pursuant to a commercial leasing or debt financing transaction approved by the board of directors of the Company (including a majority of the Preferred Directors then in office);

(x)            securities issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the board of directors of the Company (including a majority of the Preferred Directors then in office);

(xi)            securities of the Company which are otherwise excluded by the affirmative vote or consent of the holders of a majority of the shares of Preferred Stock of the Company then outstanding (voting together as a single class and not as separate series, and on an as-converted basis, and including both (A) the holders of a majority of the then-outstanding shares of Series F Preferred Stock and Series E Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) and (B) each of the Major Investors); and

(xii)           any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to subsections (i) through (x) above.

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(b)           In the event the Company proposes to undertake an issuance of New Securities, it shall give each Significant Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Significant Holder shall have twenty (20) days after any such notice is mailed or delivered to agree to purchase such Holder’s pro rata share of such New Securities and to indicate whether such Significant Holder desires to exercise its over-allotment option, for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached as Schedule 1, and stating therein the quantity of New Securities to be purchased.

(c)           In the event the Significant Holders fail to exercise fully the right of first refusal and over-allotment right, if any, within said twenty (20) day period (the “Election Period”), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Significant Holders’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Significant Holders delivered pursuant to Section 4.1(b). In the event the Company has not sold within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Significant Holders in the manner provided in this Section 4.1.

4.2          Assignment of Rights/Termination of Covenants. Each Significant Holder shall be entitled to assign its rights under this Section 4 to: (i) any affiliate of such Holder, (ii) any immediate family member of such Holder, and (iii) any trust for the benefit of such Holder or one or more of such Holder’s immediate family members. The covenants set forth in this Section 4 shall terminate upon and be of no further force and effect after the earliest to occur of: (a) the closing of the Company’s Initial Public Offering and (b) the consummation of a Liquidation Event or Deemed Liquidation Event.

SECTION 5.

BOARD OF DIRECTORS AND STOCKHOLDERS MATTERS

5.1          Board Meetings. Meetings of the board of directors of the Company shall take place at least five times per calendar year, unless otherwise agreed by a vote of the majority of the directors, including the approval of a majority of the Preferred Directors.

5.2          Directors and Officers Insurance. The Company shall maintain a policy or policies of directors and officers liability insurance providing for at least $5,000,000 in coverage on terms and conditions reasonably acceptable to a majority of the board of directors of the Company (including the approval of a majority of the Preferred Directors). In the event the Company merges with another entity and is not the surviving corporation proper provisions shall be made so that successors of the Company assume Company’s obligations with respect to indemnification of directors. In the event the Company transfers all of its assets, proper provisions shall be made for continued indemnification of directors.

5.3          Matters Requiring Board Approval. So long as any shares of the Company’s Preferred Stock remain outstanding, the Company shall not, without first obtaining the approval of the board of directors of the Company:

(a)           make any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

18.

(b)           make any loan or advance to any person, including, any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the board of directors of the Company;

(c)           guarantee any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d)           make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $100,000,000 or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of two years;

(e)           incur any aggregate indebtedness in excess of $100,000 that is not already included in a budget approved by the board of directors of the Company, other than trade credit incurred in the ordinary course of business;

(f)            enter into or be a party to any transaction with any director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person;

(g)           change the principal business of the Company, enter new lines of business, or exit the current line of business;

(h)           sell, transfer, license as licensor, pledge or encumber technology or intellectual property, other than licenses granted in the ordinary course of business;

(i)            make any capital expenditure in excess of $150,000 (individually, or in the aggregate, for a series of related capital expenditures);

(j)            commit the Company to enter into a joint venture, license agreement, or exclusive marketing or other distribution agreement with respect to the Company’s products; or

(k)           hire, fire, or change the compensation of the executive officers, including approving options plans or grants.

5.4          Matters Requiring Approval by the Major Investors. So long as any shares of Series F Preferred Stock or Series E Preferred Stock remain outstanding:

(a)           in addition to any other stockholder approval required by the Certificate of Incorporation or applicable law, the Company shall not, without first obtaining the approval of each of the Major Investors:

(i)            effect or consent to any Liquidation Event (as defined in the Certificate of Incorporation), unless such Liquidation Event would constitute a Threshold Event;

(ii)           effect or consent to any Deemed Liquidation Event (as defined in the Certificate of Incorporation), unless such Deemed Liquidation Event would constitute a Threshold Event;

(iii)           change the Company’s principal line or lines of business;

(iv)           amend the Company’s existing stock option plan or approve any new equity incentive plan;

19.

(v)            effect a redemption pursuant to Article III, Section 3.7 of the Certificate of Incorporation;

(vi)           shorten or waive the notice provisions set forth in Article III, Section 3.4(h) of the Certificate of Incorporation;

(vii)          authorize any offering of the Company’s Common Stock to the public unless the price of the Common Stock in such public offering is at least $16.0215 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like and before deduction of underwriters’ commissions and expenses); or

(viii)         permit or agree to do any of the foregoing.

(b)           In addition to any other stockholder approval required by the Certificate of Incorporation or applicable law, the Company shall not, without first obtaining the approval of a majority of the Major Investors, create or authorize the creation of or issue or obligate itself to issue shares of, any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Series F Preferred Stock, Series E-1 Preferred Stock, Series E-2 Preferred Stock, Series E-3 Preferred Stock or Series E-2A Preferred Stock.

(c)           In addition to any other stockholder approval required by the Certificate of Incorporation of applicable law, the treatment of any particular transaction or series of related transactions as a Deemed Liquidation Event (as defined in the Certificate of Incorporation) may not be waived without the vote or written consent of each of the Major Investors.

(d)          In addition to any other stockholder approval required by the Certificate of Incorporation of applicable law, the Automatic Conversion Event described in Section 3.4(b) (ii) of the Certificate of Incorporation shall require the written request of each of the Major Investors.

(e)          So long as any shares of Series F Preferred Stock remain outstanding, in addition to any other stockholder approval required by the Certificate of Incorporation or applicable law, the Company shall not, without first obtaining the approval of each of the Major Investors that hold shares of Series F Preferred Stock:

(i)             reclassify, alter or amend any existing security that is junior to or on parity with the Series F Preferred Stock, if such reclassification, alteration or amendment would render such other security senior to or on parity with the Series F Preferred Stock; or

(ii)            amend or waive any of the rights, preferences or privileges of the Series F Preferred Stock in the Certificate of Incorporation so as to adversely affect the Series F Preferred Stock; provided that the creation or authorization of one or more new series of Preferred Stock that is senior to or pari passu with the Series F Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and/or rights of redemption shall not be deemed to adversely affect the Series F Preferred Stock.

20.

(f)           So long as any shares of Series E Preferred Stock remain outstanding, in addition to any other stockholder approval required by the Certificate of Incorporation or applicable law, the Company shall not, without first obtaining the approval of each of the Major Investors that hold shares of Series E Preferred Stock:

(i)             reclassify, alter or amend any existing security that is junior to or on parity with the Series E-1 Preferred Stock, Series E-2 Preferred Stock, Series E-3 Preferred Stock or Series E-2A Preferred Stock, if such reclassification, alteration or amendment would render such other security senior to or on parity with any such series of Preferred Stock; or

(ii)            amend or waive any of the rights, preferences or privileges of the Series E Preferred Stock in the Certificate of Incorporation so as to adversely affect the Series E Preferred Stock; provided that the creation or authorization of one or more new series of Preferred Stock that is senior to or pari passu with the Series E Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and/or rights of redemption shall not be deemed to adversely affect the Series E Preferred Stock.

5.5          FCPA. The Company represents that it shall not (and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents acting on behalf of the Company to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents acting on behalf of the Company in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware of any enforcement action against the Company related to the FCPA or any other anti-corruption law. The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its commercially reasonable efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.

5.6          Termination of Covenants. The covenants set forth in this Section 5 shall terminate upon and be of no further force and effect after the earliest to occur of: (a) the closing of the Company’s Initial Public Offering and (b) the consummation of a Liquidation Event or Deemed Liquidation Event.

SECTION 6.

EMPLOYEE MATTERS

6.1          Employee Proprietary Information Agreements. Each current and former employee and consultant with access to Company confidential information/trade secrets will enter into a non-disclosure and proprietary rights assignment agreement in a form reasonably acceptable to the Investors.

6.2          Key Person Insurance. The Company shall maintain a life insurance policy on the life of Derek Maetzold for so long as he remains an employee of the Company in an amount of at least $1,000,000 and otherwise satisfactory to the board of directors of the Company (including the approval of a majority of the Preferred Directors), with the proceeds of such policy payable to the Company.

21.

6.3          Employee Stock. Unless otherwise approved by the board of directors of the Company (including a majority of the Preferred Directors then in office), all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Section 2.10. In addition, unless otherwise approved by the board of directors of the Company (including a majority of the Preferred Directors then in office), the Company shall retain a “right of first refusal” on transfers of shares of the Company’s capital stock by all (i) future employees and consultants of the Company until the Company’s Initial Public Offering and shall have the right to repurchase unvested shares held by such employees or consultants at the lower of cost or fair market value upon termination of employment or services of such holder of restricted stock or shares issued upon exercise of options and (ii) existing employees of the Company until the Company’s Initial Public Offering and shall have the right to repurchase unvested shares held by such employees at cost upon termination of employment of such holder of restricted stock or shares issued upon exercise of options.

6.4           Termination of Covenants. The covenants set forth in this Section 6 shall terminate upon and be of no further force and effect after the earliest to occur of: (a) the closing of the Company’s Initial Public Offering and (b) the consummation of a Liquidation Event or Deemed Liquidation Event.

SECTION 7.

MISCELLANEOUS

7.1          Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144) and each of the Major Investors; provided, that Registrable Securities that are held by Stonebridge-Highland shall only be included in such calculation if the amendment or waiver relates to Section 2; and provided, further that neither Section 2, nor any term thereof, may be amended, waived, discharged or terminated, in each case, in any way that would adversely affect the rights of Stonebridge-Highland under Section 2 in a manner that is disproportionate to the rights of the other Holders under Section 2. Subject to the foregoing, any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of such securities of Holder. Each Holder acknowledges that by the operation of this paragraph, the Holders and Major Investors specified above will have the right and power to diminish or eliminate all rights of such Holder under this Agreement. By execution of this Agreement, the undersigned, on behalf of the undersigned and all Significant Holders, waive any rights of first refusal pursuant to Section 4 of the Prior Agreement, including any rights relating to notice thereof, with respect to the Company’s proposed offer and sale of Series F Preferred Stock and all shares of Common Stock issuable upon conversion of such Preferred Stock.

7.2          Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail, or otherwise delivered by hand, messenger or courier service addressed:

(a)           if to an Investor, to the Investor’s address, facsimile number or electronic mail address as shown on Exhibit A hereto, as may be updated in accordance with the provisions hereof;

(b)           if to any Holder, to such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such Holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address, facsimile number or electronic mail address of the last holder of such shares for which the Company has contact information in its records; or

22.

(c)           if to the Company, to the attention of the Chief Executive Officer of the Company at2014 San Miguel Drive, Friendswood, Texas 77546, or at such other address as the Company shall have furnished to the Holders, with a copy to Karen Deschaine, Cooley LLP, 4401 Eastgate Mall, San Diego, CA 92121.

With respect to any notice given by the Company under any provision of the Delaware General Corporation Law, the Company’s Certificate of Incorporation or bylaws or this Agreement, each Holder agrees that such notice may be given by facsimile or by electronic mail.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered, or (ii) if sent by mail, upon its receipt, or (iii) if sent by facsimile or electronic mail, when sent, if sent during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day.

7.3          Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

7.4          Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

7.5          Entire Agreement. This Agreement and the exhibits hereto amend and restate the Prior Agreement and constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between or among any of the parties with respect to the subject matter hereof, including, without limitation, the Prior Agreement. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

7.6          Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

7.7          Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

23.

7.8           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

7.9          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

7.10        Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

7.11        Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

7.12        Aggregation of Stock. All securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

7.13        Additional Investors.  Notwithstanding anything to the contrary contained herein, any purchaser of Series F Preferred Stock pursuant to the Purchase Agreement, as amended from time to time, or pursuant to the Second Purchase Agreement may become a party to this Agreement by executing and delivering a counterpart signature page to this Agreement and shall be deemed an “Investor” and a party hereunder, without the need for an amendment of any of this Agreement except to add each such purchaser’s name to Exhibit A hereto, and such purchaser shall thereafter have the rights and obligations hereunder.”

(signature pages follow)

24.

The parties hereto are signing this Sixth Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

CASTLE BIOSCIENCES, INC.
a Delaware corporation

By:	/s/ Derek Maetzold
Derek Maetzold
President and Chief Executive Officer

The parties hereto are signing this Sixth Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR:

Industry Ventures Healthcare LLC

By:	/s/ Victor Hwang

Name:	Victor Hwang

Title:	Member

The parties hereto are signing this Sixth Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR:

Sofinnova HealthQuest Partners, L.P.

By: Healthquest Venture Management, L.L.C.,
its General Partner

By:	/s/ Garheng Kong

Name:	Garheng Kong

Title:	Managing Member

The parties hereto are signing this Sixth Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTORS:

MGC Venture Partners 2013, L.P.

By: MGC Venture Partners 2013 GP, LLC,
its General Partner

By:	/s/ Joseph C. Cook III

Name:	Joseph C. Cook III

Title:	Managing Member

/s/ Joseph C. Cook III
Joseph C. Cook III

The parties hereto are signing this Sixth Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR:

/s/ Derek Maetzold
Derek Maetzold

The parties hereto are signing this Sixth Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR:

BioBrit, LLC

By:	/s/ Daniel M. Bradbury

Name:	Daniel M. Bradbury

Title:	Managing Member

The parties hereto are signing this Sixth Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR:

Bonnie H. Anderson Living Trust

By:	/s/ Bonnie H. Anderson

Name:	Bonnie H. Anderson

Title:	Trustee

The parties hereto are signing this Sixth Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR:

SH Castle Biosciences, LLC

By:	/s/ James Dondero
Name: James Dondero
Title: Authorized Signatory

EXHIBIT A

SCHEDULE OF INVESTORS

Industry Ventures Healthcare, LLC
30 Hotaling Place, Ste. 300
San Francisco, CA 94111

Sofinnova HealthQuest Partners, L.P.
c/o HealthQuest Capital Management Company, LLC

1301 Shoreway Rodd,

Suite 350

Belmont, CA 94002

MGC Venture Partners 2013, L.P.
3835 Cleghorn Ave., Ste. 300
Nashville, TN 37215

BioBrit, LLC

Steven D. Singleton

MGC Castle, LLC
3835 Cleghorn Ave., Ste. 300
Nashville, TN 37215

Longfellow Venture Partners I, LLC
P.O. Box 380199
Cambridge, MA 02238

Kolterman Family Trust

Spindletop Healthcare Capital, L.P.

3571 Far West Blvd., PMB 108

Austin, Texas 78731

Spindletop Healthcare Investors II, LLC

3571 Far West Blvd., PMB 108

Austin, Texas 78731

Spindletop Capital Management LLC

3571 Far West Blvd., PMB 108

Austin, Texas 78731

Byron W. Smith

Farview Management Co. L.P.
3835 Cleghorn Ave., Ste. 300
Nashville, TN 37215

Exhibit A - Continued

Derek J. Maetzold

Joe Cook, Jr.

Joseph C. Cook, III

Jumbo Sign Limited
Post Office Box 23291
Wanchai Post Office
Hong Kong

Alma Life Sciences, LLC
8540 Avenida De Las Ondas
La Jolla, CA 92037

Vaughn D. Bryson

Trisha Poteet

Daniel G. Crockett
c/o Todd Glisson
Covenant Partners, LLC

David L. Mahoney and Winnifred C. Ellis 1998 Family Trust

James and Pamela Wilson Trust

Wilson Family Partners

Tobin W. Juvenal and Susan Juvenal

Andy Sassine

Bonnie H. Anderson Living Trust

Jamie L. Dingley

Gregory J. Lausier

Beth A. Smith

John B. Juvenal and Leanne Juvenal Revocable Trust

Susan Mary Seery Revocable Trust

Thomas P. Sullivan

Brian Eliot Peierls

E. Jeffrey Peierls

Exhibit A - Continued

The Peierls Bypass Trust

c/o The Northern Trust Company of Delaware

1313 N. Market Street, Suite 5300

Wilmington, DE 19801

UD E.F. Peierls for Brian E. Peierls

c/o The Northern Trust Company of Delaware 1313 N.

Market Street, Suite 5300

Wilmington, DE 19801

UD E.F. Peierls for E. Jeffrey Peierls

c/o The Northern Trust Company of Delaware

1313 N. Market Street, Suite 5300

Wilmington, DE 19801

UD E.S. Peierls for E.F. Peierls et al

c/o The Northern Trust Company of Delaware

1313 N. Market Street, Suite 5300

Wilmington, DE 19801

UD Ethel F. Peierls Charitable Lead Trust

c/o The Northern Trust Company of Delaware

1313 N. Market Street, Suite 5300

Wilmington, DE 19801

UD J.N. Peierls for Brian Eliot Peierls

c/o The Northern Trust Company of Delaware

1313 N. Market Street, Suite 5300

Wilmington, DE 19801

UD J.N. Peierls for E. Jeffrey Peierls

c/o The Northern Trust Company of Delaware

1313 N. Market Street, Suite 5300

Wilmington, DE 19801

UW E.S. Peierls for Brian E. Peierls - Accumulation

c/o The Northern Trust Company of Delaware

1313 N. Market Street, Suite 5300

Wilmington, DE 19801

UW E.S. Peierls for E. Jeffrey Peierls - Accumulation

c/o The Northern Trust Company of Delaware

1313 N. Market Street, Suite 5300

Wilmington, DE 19801

UW J.N. Peierls for Brian E. Peierls

c/o The Northern Trust Company of Delaware

1313 N. Market Street, Suite 5300

Wilmington, DE 19801

Exhibit A - Continued

UW J.N. Peierls for E. Jeffrey Peierls

c/o The Northern Trust Company of Delaware

1313 N. Market Street, Suite 5300

Wilmington, DE 19801

The Peierls Foundation, Inc.

73 South Holman Way

Golden, CO 80401

Gore Range Capital Venture 1 LLC

2121 N. Frontage Rd. West #253

Vail, CO 81657

Pelmea Limited Partnership
P.O. Box 380199
Cambridge, MA 02238

Pensco Trust Company LLC CUST FBO Alice Bahner Izzo

IRA Izzo

Pensco Trust Company LLC

P.O. Box 173859

Denver, CO 80217

Bahner Izzo Family Trust

Paul Izzo and Alice Bahner Izzo, Trustees

c/o Julie Pitpit

UBS Financial Services Inc.

1200 Prospect Street, Suite 500

La Jolla, CA 92037

JATEM Blue, LLC

One South Ocean Boulevard, Suite 306

Boca Raton, FL 33432

Attn: Edward Mullen

The Abigail A. Smith Gift Trust u/a/d/ November 29, 2007

The Andrew A. Smith Gift Trust u/a/d/ November 29, 2007

The Colin W. Smith Gift Trust u/a/d/ November 29, 2007

Clare Johnson

Chris Otte

Chancie Hall

James Braxton

Carol Shumate

Exhibit A - Continued

Jan Matchus

Matt Falk

Mike Abbott

John Abbott

Jack Abbott

Tyler Whitmore

Bradford Todd Whitmore

Bernhard Spiess

Mara G. Aspinall

Patrick M. Hall

SH Castle Biosciences, LLC

c/o Highland Capital Management, L.P. 300 Crescent Ct.

Suite 700

Dallas, TX 75201

ATTN: Frederic Chang

SCHEDULE 1

NOTICE AND WAIVER/ELECTION OF
RIGHT OF FIRST REFUSAL

I do hereby waive or exercise, as indicated below, my rights of first refusal under the Sixth Amended and Restated Investors’ Rights Agreement dated as of July 3, 2019 (the “Agreement”):

1.            Waiver of twenty (20) days’ notice period in which to exercise right of first refusal: (please check only one)

( )	WAIVE in full, on behalf of all Holders, the twenty (20) day notice period provided to exercise my right of first refusal granted under the Agreement.

( )	DO NOT WAIVE the notice period described above.

2.            Issuance and Sale of New Securities: (please check only one)

( )	WAIVE in full the right of first refusal granted under the Agreement with respect to the issuance of the New Securities.

( )	ELECT TO PARTICIPATE in $_________ (please provide amount) in New Securities proposed to be issued by Castle Biosciences, Inc., a Delaware corporation, representing LESS than my pro rata portion of the aggregate of $[____________] in New Securities being offered in the financing.

( )	ELECT TO PARTICIPATE in $_________ in New Securities proposed to be issued by Castle Biosciences, Inc., a Delaware corporation, representing my FULL pro rata portion of the aggregate of $[____________] in New Securities being offered in the financing.

( )	ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $[____________] in New Securities being made available in the financing AND, to the extent available, the greater of (x) an additional $_________ (please provide amount) or (y) my pro rata portion of any remaining investment amount available in the event other Significant Holders do not exercise their full rights of first refusal with respect to the $[____________] in New Securities being offered in the financing.

Date:
(Print investor name)

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. The company will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.